Exhibit 99.2

FOR IMMEDIATE RELEASE

Rice Energy Announces Pricing of Secondary Public Offering of Common Stock

CANONSBURG, Pa., May 12, 2015 /PRNewswire/ - Rice Energy Inc. (NYSE: RICE) (“Rice Energy”) today announced the pricing of an underwritten public offering of 6,000,000 shares of its common stock owned by NGP Rice Holdings LLC (an affiliate of Natural Gas Partners), the selling stockholder named in the registration statement at a price to the public at $24.20 per share of common stock. The selling stockholder will receive all of the net proceeds from the offering. The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of Rice Energy’s common stock.

Goldman, Sachs & Co. and Citigroup are acting as joint book-running managers of the offering.

The offering is being made only by means of a prospectus supplement and accompanying prospectus. A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the offices of:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street

New York, NY 10282

Email: prospectus-ny@ny.email.gs.com

Telephone: (866) 471-2526

Citigroup Global Markets Inc.

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, New York 11220

Email: prospectus@citi.com

Telephone: (800) 831-9146

An electronic copy of the prospectus supplement and accompanying prospectus may also be obtained at no charge at the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying prospectus, each of which is part of an effective shelf registration statement filed by RICE with the SEC.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Rice Energy Inc.’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures.

About Rice Energy

Rice Energy Inc. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties in the Appalachian Basin.

Contact:

Julie Danvers, Director of Investor Relations

(832) 708-3437

Julie.Danvers@RiceEnergy.com